Exhibit 21

TESCO CORPORATION SUBSIDIARIES
As of December 31, 2016

Subsidiary Entity Name	Jurisdiction
Altesco Drilling Technology EURL	Algeria
Casing Drilling Holdings Ltd.	Barbados
Innovative Solutions Oil Services Company Limited	Iraq
Drilling Innovation de Mexico, S.A. de C.V.	Mexico
Drilling Innovation M.E. Limited	Cyprus
OCSET (Beijing) Trading Co. Ltd.	PRC (China)
OCSET, LLC	Russian Federation
OCSET, LLC Kazakhstan Branch	Kazakhstan
Personal Tecnico Para Servicios Petroleros S.A. de C.V.	Mexico
PT Tesco Indonesia	Indonesia
TDT (Beijing) Commerce Co. Ltd.	PRC (China)
Tesco Argentina S.A.	Argentina
Tesco Canada International (Middle East) FZE	UAE
Tesco Canada International (Middle East) FZE-Qatar Branch	Qatar
Tesco Canada International Inc.	CAN - Alberta
Tesco Colombia S.A.	Panama
Tesco Colombia S.A. - Sucursal Colombia	Colombia
Tesco Corporation (UK) Limited	UK
Tesco Corporation (US)	US - Delaware
Tesco Corporation Sucursal Argentina	Argentina
Tesco Corporation Sucursal Ecuador	Ecuador
Tesco Corporation Sucursal Peru	Peru
Tesco Corporation Sucursal Venezuela	Venezuela
Tesco de Bolivia S.R.L.	Bolivia
Tesco do Brasil Ltda.	Brazil
TESCODRILLING Ecuador S.A.	Ecuador
Tesco Drilling Australia PTY. Limited	Australia
Tesco Drilling LLC	Oman
Tesco Drilling Technology Inc.	CAN - Alberta
Tesco Drilling Technology Limited	CAN - Alberta
Tesco Drilling Venezuela, C.A.	Venezuela
Tesco Egypt (Premiere Casing Services) S.A.E.	Egypt
Tesco Offshore Services Inc.	US - Nevada
Tesco Oilfield Services S.R.L.	Romania
Tesco Peru S.A.	Peru
Tesco R.F. Company Limited	Cyprus
Tesco Saudi Arabia Limited	Saudi Arabia
Tesco Saudi Holding Limited	Cyprus
Tesco Singapore PTE. Ltd.	Singapore
Tesco Singapore PTE. Ltd. - India Project Office	India
Tesco Singapore PTE. Ltd. - NZ Branch	New Zealand
Tesco US Holding LP	US - Nevada
TM Oilfield Services SDN. BHD.	Malaysia
TM Oilfield Technologies SDN. BHD.	Malaysia